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                                   Exhibit 5

                               November 8, 2000

BOE Financial Services of Virginia, Inc.
323 Prince Street
Tappahannock, VA 22560

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 of BOE Financial Services of Virginia, Inc. (the "Company") in connection with the registration of 110,000 shares of common stock, $5.00 par value, ("Common Stock") reserved for issuance pursuant to the BOE Financial Services of Virginia, Inc. Stock Option Plan for Outside Directors and the BOE Financial Services of Virginia, Inc. Stock Incentive Plan (the "Plans"), we are of the opinion that the Common Stock, when issued and paid for in accordance with the terms and provisions of the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the Commonwealth of Virginia.

This opinion is rendered to you in connection with the issuance of common stock and is solely for your benefit. The opinion may not be relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.


Very truly yours,

/s/ McGuireWoods LLP
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MCGUIREWOODS LLP
One James Center
901 East Cary Street
Richmond, VA 23219